EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-162644 on Form S-8 of our report dated February 26, 2010, relating to the financial statements of LogMeIn, Inc. and subsidiaries appearing in this Annual Report on Form 10-K of LogMeIn, Inc. for the year ended December 31, 2009.

/s/  Deloitte & Touche LLP

Boston, Massachusetts
February 26, 2010